EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 of our report dated March 19, 2007 relating to the financial statements of SPO Medical Inc. which appears in SPO Medical Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern). We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Brightman Almagor & Co.

Brightman Almagor & Co., Certified Public Accountants, a member firm of Deloitte Touche Tohmatsu
Tel Aviv, Israel April 13, 2007